Exhibit 99.1

News Release

NUCOR TO PURCHASE HARRIS STEEL GROUP

CHARLOTTE, NORTH CAROLINA, January 2, 2007 – Nucor Corporation (NYSE: NUE) announced that it has agreed to make a tender offer for all of the shares of Harris Steel Group, Inc. at C$46.25 per share. This tender offer will remain open for a minimum of 35 calendar days and has the full support of the Boards of Directors of both Nucor and Harris Steel Group (“Harris Steel”). In conjunction with this offer, Harris Steel has entered into a Support Agreement with Nucor. Harris Steel’s Board of Directors is unanimously recommending that its shareholders tender their shares to this offer. In addition, John Harris, Chairman and Chief Executive Officer of Harris Steel, and other members of the Harris family along with Paul Kelly, the President and Chief Operating Officer of the Company, have entered into a Lock-Up Agreement to irrevocably tender their shares to this offer. This Lock-Up Agreement will deliver 13,715,440 shares, representing in excess of 50% of the shares of Harris Steel to Nucor.

Nucor will pay C$46.25 in cash for each share of Harris Steel. The offer places an approximate value of C$1.25 billion (US$1.07 billion) on the equity of Harris Steel. As of September 30, 2006, Harris Steel had net debt of approximately C$123 million (US$106 million).

“The acquisition of Harris Steel Group significantly advances Nucor’s downstream growth initiatives,” said Nucor Chairman and CEO, Dan DiMicco. He added, “Harris Steel has been a strong partner of ours for almost three years, is a company that we know well, has a management team whom we respect, and will be a highly complementary fit with Nucor. Harris Steel provides Nucor with immediate and broad geographical reach and with considerable scale and growth opportunities.”

Completion of the acquisition will occur upon satisfactory resolution of regulatory approvals in the US and Canada. Upon conclusion of the transaction, Nucor plans to allow Harris Steel to operate as a separate, wholly owned subsidiary. The transaction is expected to be immediately accretive to Nucor. Nucor does not expect this transaction to affect the current supplemental dividend practice.

Harris Steel has several business units: Harris Rebar which is involved in the fabrication and placing of concrete reinforcing steel and the design and installation of concrete post-tensioning systems; Laurel Steel which is a manufacturer and distributor of wire and wire products, welded wire mesh and cold finished bar; and Fisher & Ludlow which is a manufacturer and distributor of heavy industrial steel grating, aluminum grating and expanded metal. These operations serve customers throughout Canada and the United States. Harris Steel also participates in steel trading on a worldwide basis through Novosteel (owned 75% by Harris Steel), and in the distribution of reinforcing steel and allied products to U.S. customers through Harris Supply Solutions. Harris Steel employs approximately 3,000 people throughout its organization.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

NUCOR TO PURCHASE HARRIS STEEL GROUP (Continued)

Harris became a public company in 1968. Approximately 27 million shares are listed on the Toronto Stock Exchange under the symbol HSG. The company posted revenue of C$1.36 billion (US$ 1.19 billion) and after tax earnings of C$83.25 million (US$72.84 million) in the past 12 months ending September 30th, 2006.

Nucor and affiliates are manufacturers of steel products, with operating facilities in nineteen states. Products produced are: carbon and alloy steel – in bars, beams, sheet and plate; steel joists and joist girders; steel deck; cold finished steel; steel fasteners; metal building systems; and light gauge steel framing. Nucor is the nation’s largest recycler.

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements are outlined in Nucor’s regulatory filings with the Securities and Exchange Commission, including those in Nucor’s December 31, 2005 Annual Report on Form 10-K. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

For additional information regarding this transaction, please visit the Investor Relations area of Nucor’s website at www.nucor.com.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com